                                                                    EXHIBIT 3.01


                        AMENDED ARTICLES OF INCORPORATION

                                       OF

                             STRAYER EDUCATION, INC.


                  FIRST: I, Walter G. Lohr, Jr., whose address is c/o Hogan & Hartson L.L.P., 111 South Calvert Street, Suite 1600, Baltimore, Maryland 21202, being at least 18 years of age, am hereby serving as the incorporator of and forming a corporation under and by virtue of the general laws of the State of Maryland.

                  SECOND: The name of the corporation is STRAYER EDUCATION, INC. (hereinafter referred to as the "CORPORATION").

                  THIRD:  The purposes for which the Corporation is formed are:

                  (a) To acquire all of the outstanding capital stock of Strayer College, Inc. and Education Loan Processing, Inc. Upon completion of the transactions, Strayer College, Inc. and Education Loan Processing, Inc. will each be direct subsidiaries of the Corporation.

                  (b) To engage in and carry on any other business which may conveniently be conducted in conjunction with any business of the Corporation, or otherwise, or that may benefit the interests of the Corporation.

                  (c) To have and exercise all powers necessary or convenient to effectuate any or all of the purposes for which the Corporation is formed.

                  (d) In general, to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland.

                  The foregoing purposes shall, except when otherwise expressed, be in no way limited or restricted by reference to or inference from the terms of any other clause of this or any other article of these Articles of Incorporation or of any amendment thereto, and shall each be regarded as independent, and construed as powers as well as purposes.

                  The Corporation shall be authorized to exercise and enjoy all of the powers, rights, and privileges granted to, or conferred upon, corporations by the general laws of the State of Maryland now or hereafter in force, and the enumeration of the foregoing powers and purposes shall not be deemed to exclude any powers, rights, or privileges so granted or conferred.

                  FOURTH: The address of the principal office of the Corporation in the State of Maryland is 32 South Street, Baltimore, Maryland 21202, c/o the Corporation Trust Incorporated. The name of the resident agent of the Corporation in the State of Maryland is the Corporation Trust Incorporated, a Maryland corporation, and the post office address of the agent is 32 South Street, Baltimore, Maryland 21202.

                  FIFTH: (a) Subject to paragraph (b) hereof, the Corporation has authority to issue 28,000,000 shares of stock, consisting of 20,000,000 shares of Common Stock, $0.01 par value per share ("Common Stock"), and 8,000,000 shares of Preferred Stock, $0.01 par value per share ("Preferred Stock"). The aggregate par value of all authorized shares of stock having par value, is $280,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Article SEVENTH of the charter, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.

                  (b) Of the 20,000,000 shares of Common Stock that the Corporation has authority to issue, 8,000,000 shares shall not be classified or reclassified into shares of stock of any other class or series of the Corporation and shall be issued only upon conversion of shares of Preferred Stock to be classified and designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock"). In the event that the Corporation does not have a sufficient number of authorized shares of Common Stock available for issuance upon conversion of Series A Preferred Stock, the Board of Directors, with the approval of a majority of the entire Board of Directors, and without any action by the stockholders of the Corporation, may amend the charter of the Corporation to increase the number of shares of Common Stock that the Corporation has authority to issue upon conversion of the Series A Preferred Stock.

                  SIXTH: The number of directors of the Corporation shall initially be One (1), which number may be changed from time to time pursuant to the By-laws of the Corporation; provided, however, that so long as the Corporation has less than three stockholders, the number of directors may be less than three but, in that case, shall not be less than the number of stockholders. The name of the person who will serve as a director of the Corporation until the first annual meeting of stockholders and until his successors are elected and qualify is Ron K. Bailey.

                  SEVENTH: The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

                  (a) The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, without the approval of the stockholders of the Corporation, for consideration as is determined by the Board of Directors in accordance with applicable law.

                  (b) No stockholder of the Corporation shall have preemptive rights to purchase, subscribe for, or otherwise acquire any stock or other securities of the Corporation, and any and all preemptive rights are hereby denied, except that the Purchasers (as defined herein) shall have the preemptive rights granted under Section 9.3 of the Preferred Stock Purchase Agreement, dated November 28, 2000, by and among the Corporation and the purchasers of the Series A Preferred Stock named therein (the "Purchasers"), as amended from time to time.

                  (c) The Corporation reserves the right from time to time to make any amendment of its charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the charter, of any outstanding stock.

                  (d) The Board of Directors of the Corporation may classify or reclassify any unissued shares of stock of the Corporation by setting or changing in any one or more respects, from time to time before issuance of the shares, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the shares.

                  (e) With respect to any corporate action to be taken by the Corporation which, under the general laws of the State of Maryland, would (in the absence of this subparagraph (e) of this Article SEVENTH) require the authorization or approval of a greater proportion than a majority of all votes entitled to be cast for the action to be effective and valid, the corporate action shall be effective and valid if authorized or approved by at least a majority of all the votes entitled to be cast thereon, after due authorization and/or approval and/or advice of the action by the Board of Directors as required by law.

                  EIGHTH: To the fullest extent permitted by the laws of the State of Maryland, the liability of any director or officer of the Corporation to the Corporation or its stockholders for money damages shall be limited to the sum of ten dollars ($10.00), provided that nothing contained in this Article Eighth shall limit the liability of a director or officer (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This Article Eighth shall not be construed to affect the liability of a person in any capacity other than the person's capacity as a director or officer.

                  NINTH: The Corporation expressly elects not to be governed by the provisions of Section 3-602 of the Corporations and Associations Article of the Annotated Code of Maryland pursuant to Section 3-603(e)(1)(iii) of the Corporations and Associations Article of the Annotated Code of Maryland.

                  TENTH: The Corporation expressly elects not to be governed by the provisions of Section 3-701 through Section 3-709, inclusive, of the Corporations and Associations Article of the Annotated Code of Maryland pursuant to Section 3-702(b) of the Corporations and Associations Article of the Annotated Code of Maryland.

                  ELEVENTH:  The duration of the Corporation shall be perpetual.

                  TWELFTH: For so long as holders of shares of Series A Preferred Stock have rights to elect Redemption Default Directors (as defined in the terms of the Series A Preferred Stock) pursuant to the terms of the Series A Preferred Stock, notwithstanding any requirement for the approval of any action by the vote of more than a majority of the entire Board of

Directors of the Corporation as set forth in the Corporation's charter or Bylaws such action may be approved by the vote of a majority of the entire Board of Directors of the Corporation.

                  THIRTEENTH: In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of any series of Preferred Stock whose preferential rights upon dissolution are superior to those receiving the distribution shall not be added to the Corporation's total liabilities.

                  IN WITNESS WHEREOF, the undersigned incorporator of Strayer Education, Inc., who executed the foregoing Articles of Incorporation, hereby acknowledges the same to be his act and further acknowledges that, to the best of his knowledge, information, and belief, the matters and facts set forth therein are true in all material respects under penalties of perjury.



                  Dated the 9th day of May, 1996.



                                                       /s/ Walter G. Lohr, Jr.
                                                       -------------------------
                                                       Walter G. Lohr, Jr.
                                                       Incorporator

                             STRAYER EDUCATION, INC.


                             ARTICLES SUPPLEMENTARY

                  Strayer Education, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  FIRST: Under a power contained in Article SEVENTH of the charter of the Corporation (the "Charter"), the Board of Directors of the corporation by duly adopted resolutions classified and designated 6 million shares of Preferred Stock (as defined in the Charter) as Series A Convertible Preferred Stock (the "Series A Preferred Stock"), with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article FIFTH of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

                      Series A Convertible Preferred Stock

                  1. Number of Shares; Designation. A total of 6 million shares of Preferred Stock of the Corporation have been classified and designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock").

                  2. Rank. The Series A Preferred Stock shall, with respect to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding up of the affairs of the Corporation, (x) rank senior and prior to the Common Stock, par value $.01 per share, of the Corporation ("Common Stock") and to all Junior Dividend Stock (as defined in Section 3(a)) and all Junior Liquidation Stock (as defined in Section 6(b)) and any other class or series of stock of the Corporation that by its terms ranks junior to the Series A Preferred Stock as to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding up of the affairs of the Corporation,
(y) rank on a parity with all Parity Dividend Stock (as defined in Section 3(a)) and all Parity Liquidation Stock (as defined in Section 6(b)), and (z) rank junior to all Senior Dividend Stock (as defined in Section 3(c)), and all Senior Liquidation Stock (as defined in Section 6(b)); provided that any class or series of stock described in the foregoing clauses (y) and (z) shall be issued only in compliance with Sections 9(b)(ii) and 10(b)(i).

                  3. Dividends. (a)(i) From the date of the original issuance of the Series A Preferred Stock (the "Original Issuance Date") until the fifth anniversary of such date, the Corporation shall pay to the holders of the issued and outstanding shares of the Series A Preferred Stock, if, as and when authorized by the Board of Directors of the Corporation out of funds legally available therefor, with respect to each such share, cumulative dividends in an amount equal to (x) 7.0% per annum of the sum of the Liquidation Amount (as defined in Section 6(a)) and any accumulated and unpaid dividends thereon to the date of payment (including Accrued Dividends (as defined below)) (the "Initial Dividend Rate") plus (y) an amount equal to the product (if greater than zero) of (A) the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible on the applicable Dividend Payment Date (as defined in Section 3(a)(iii)), appropriately adjusted to reflect changes in the number of shares of Common Stock into which such share is convertible during any applicable calendar quarter in accordance with Section 7(f) as determined in good faith by the members of the Board of Directors of the Corporation, excluding the directors elected by the holders of the Series A Preferred Stock (such members, the "Independent Directors") (whose good faith determination shall be conclusive and binding and described in a resolution of such Independent Directors) and (B) the excess, if any, of the aggregate distributions or dividends authorized for the calendar quarter immediately preceding such Dividend Payment Date on one share of Common Stock over the Regular Quarterly Dividend (as defined below) (the "Excess Dividend Amount"). Of the Initial Dividend Rate, dividends in an amount equal to 3.5% per annum of the sum of the Liquidation Amount and accumulated and unpaid dividends thereon to the date of payment (excluding Accrued Dividends) shall be paid in cash on a current basis at a rate of .875% per quarter and the remainder (the "Accrued Dividends") shall not be paid in cash but shall accumulate quarterly from the Original Issuance Date and shall compound quarterly at the rate of .875% per quarter, whether or not authorized or declared, until the earliest of the Redemption Date (as defined herein), the Conversion Date (as defined herein), the occurrence of a Change of Control (after notice is given by the holders of Series A Preferred Stock pursuant to Section 6(c)) or an event (other than a Change of Control) described in Section 6(a) hereof. The Excess Dividend Amount shall be paid in the same manner as that received by the holders of the Common Stock.

                  (ii) From the day after the fifth anniversary of the Original Issuance Date, the Corporation shall pay to the holders of the issued and outstanding shares of the Series A Preferred Stock, if, as and when authorized by the Board of Directors of the Corporation, out of funds legally available therefor, with respect to each such share, cumulative cash dividends in an amount equal to (x) 3.0% per annum of the sum of the Liquidation Amount and any accumulated and unpaid dividends thereon to the date of payment (the "Subsequent Dividend Rate;" each of the Initial Dividend Rate and the Subsequent Dividend Rate being sometimes referred to herein as the "Dividend Rate"), plus (y) an amount equal to the product (if greater than zero) of (A) the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible on the applicable Dividend Payment Date, appropriately adjusted to reflect changes in the number of shares of Common Stock into which such share is convertible during any applicable calendar quarter in accordance with Section 7(f) as determined in good faith by the Independent Directors (whose good faith determination shall be conclusive and binding and described in a resolution of such Independent Directors) and (B) the Excess Dividend Amount. The entire 3.0% per annum of the sum of the Liquidation Amount and accumulated and unpaid dividends thereon to the date of payment shall be paid in cash on a current basis at a rate of .75% per quarter. The Excess Dividend Amount shall be paid in the same manner as that received by the holders of Common Stock.

                  (iii) Dividends on shares of Series A Preferred Stock, whether or not authorized or declared, shall accumulate on a quarterly basis from the Original Issuance Date, shall compound quarterly at the applicable Dividend Rate and (except in the case of Accrued Dividends) shall be payable quarterly in arrears on the first day of January, April, July and October of each year, commencing on July 1, 2001 (each, a "Dividend Payment Date"), provided that the Excess Dividend Amount shall be paid in the same manner as that received by the holders of the Common Stock, and provided, further, that if any Dividend Payment Date is not a business day then the Dividend Payment Date shall be on the immediately succeeding business day (as used herein, the term "business day" shall mean any day except a Saturday, Sunday or day on which banking institutions are legally authorized or obligated to close in the City of New York) (and without any distribution or other payment in respect of any such delay), except that, if such business day is in the next succeeding calendar year, such payment shall be made on the immediately preceding business day. Dividends shall cease to accumulate in respect of shares of Series A Preferred Stock on the Redemption Date (as defined below) or the Conversion Date (as defined below) for such shares, as the case may be, unless, in the case of a Redemption Date, the Corporation fails to pay any amount necessary for such redemption (including any unpaid dividends required to be paid at such time) or, in the case of a Conversion Date, the Corporation fails to deliver certificates representing the Common Stock or other assets or securities issuable upon such conversion within three business days of the Conversion Date or to make any payment with respect to any unpaid dividends required to be paid at such time, as the case may be, in which cases dividends shall continue to accumulate from the Redemption Date or the Conversion Date, as the case may be, at the applicable Dividend Rate, until such payment and/or delivery is made. If requested in writing by any holder not less than five days prior to any Dividend Payment Date, the Corporation shall pay the cash portion of any dividend authorized with respect to such Dividend Payment Date by means of wire transfer to an account specified by the holder in such notice.

                  (iv) All dividend payments paid (or accrued) with respect to shares of Series A Preferred Stock shall be paid pro rata to (or accrued pro rata for the benefit of) the holders entitled thereto, based on the number of shares of Series A Preferred Stock owned by each such holder.

                  (v) If any dividend (other than Accrued Dividends) payable on any Dividend Payment Date, together with all unpaid cash dividends in respect of prior periods, is not authorized and paid in full on such Dividend Payment Date, as provided in Section 3(a)(i), then until such time as all accumulated and unpaid dividends have been authorized and paid in full, shares of Series A Preferred Stock shall continue to accumulate dividends daily and any unpaid dividends shall compound quarterly at the applicable Dividend Rate. All references herein to "unpaid dividends" shall be deemed to include dividends accumulating and accruing pursuant to this Section 3(a)(v).

                  (vi) Dividends (other than Accrued Dividends) to be paid on any Dividend Payment Date shall be paid to the holders of record of shares of the Series A Preferred Stock as they appear on the stock register of the Corporation at the close of business on such record date (each, a "Dividend Payment Record Date"), which shall be not more than 40 days nor fewer than 10 days preceding each Dividend Payment Date thereof, as shall be fixed by the Board of Directors of the Corporation. Dividends (other than Accrued Dividends) not authorized and paid in full on any Dividend Payment Date shall be authorized and paid at any time as of which funds legally available therefor are available to the Corporation, without reference to any regular Dividend Payment Date, to the holders of record on such date (not exceeding 20 days nor fewer than 10 days preceding the date on which dividends in arrears will be paid) as may be fixed by the Board of Directors of the Corporation.

                  (vii) Holders of shares of the Series A Preferred Stock shall be entitled to receive dividends in preference to and in priority over dividends upon the Common Stock and any other class or series of the Corporation's stock that ranks junior as to dividends to the Series A Preferred Stock (such stock, including the Common Stock, "Junior Dividend Stock") and shall be on a parity as to dividends with any class or series of the Corporation's stock that does not rank senior or junior as to dividends with the Series A Preferred Stock ("Parity Dividend Stock"), it being understood that nothing herein shall prevent the Corporation (as long as all accumulated dividends on the Series A Preferred Stock, other than Accrued Dividends, shall have been paid in accordance herewith) from paying (subject to approval of the Board of Directors of the Corporation) a quarterly dividend of $0.065 per share of Common Stock, as such amount may be nominally increased from time to time in accordance with Section 9(b)(iv) hereof (the "Regular Quarterly Dividend").

                  (b) So long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not, unless all unpaid dividends (other than Accrued Dividends) on the Series A Preferred Stock shall have been paid in full, declare, pay or set apart for payment any dividend or other distribution on any of the Common Stock or other Junior Dividend Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of any of the Common Stock or other Junior Dividend Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Common Stock or other Junior Dividend Stock, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than, subject to Sections 7(f), 9(b) and 10(b) hereof, to the extent applicable, distributions or dividends in Common Stock or other Junior Dividend Stock to the holders of Common Stock or other Junior Dividend Stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Common Stock or other Junior Dividend Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Dividend Stock.

                  (c) If at any time the Corporation issues (in accordance with Section 9(b)(ii)) any class or series of stock ranking senior and prior to the Series A Preferred Stock with respect to the payment of dividends ("Senior Dividend Stock") and fails to pay or declare and set apart for payment accumulated and unpaid dividends on such Senior Dividend Stock, in whole or in part, then (except to the extent allowed by the terms of the Senior Dividend Stock) no dividend paid in cash shall be paid or authorized and set apart for payment on the Series A Preferred Stock unless and until all accumulated and unpaid dividends with respect to the Senior Dividend Stock shall have been paid or authorized and set apart for payment, without interest. Except as provided in
Section 3(d) below, no dividends shall be paid or authorized and set apart for payment on any Parity Dividend Stock for any period unless the Corporation has paid or authorized and set apart for payment, or contemporaneously pays or declares and sets apart for payment, on the Series A Preferred Stock all unpaid dividends (other than Accrued Dividends) for all dividend payment periods terminating on or prior to the date of payment of such dividends. Except as provided in Section 3(d) below, no dividends paid in cash shall be paid or authorized and set apart for payment on the Series A Preferred Stock for any period unless the Corporation has paid or authorized and set apart for payment, or contemporaneously pays or declares and sets apart for such payment, on any Parity Dividend Stock all accumulated and unpaid dividends for all dividend payment periods terminating on or prior to the date of payment of such dividends.

                  (d) If at any time the Corporation has failed to pay any unpaid dividends on any shares of Series A Preferred Stock on any Dividend Payment Date or on any Parity Dividend Stock on a stated payment date, as the case may be, subject to Section 4, the Corporation shall not:

                    (i) purchase any shares of the Series A Preferred Stock or Parity Dividend Stock (except for a consideration payable in Common Stock or other Junior Dividend Stock) or redeem fewer than all of the shares of the Series A Preferred Stock and Parity Dividend Stock then outstanding except for (x) the repurchase or redemption of shares of the Series A Preferred Stock made pro rata among the holders of the shares of the Series A Preferred Stock then outstanding and (y) the repurchase or redemption made pro rata with respect to all shares of the Series A Preferred Stock and Parity Dividend Stock then outstanding so that the amounts repurchased or redeemed shall in all cases bear to each other the same ratio that, at the time of the repurchase or redemption, the aggregate of the then applicable Liquidation Amount (plus accumulated and unpaid dividends thereon to the date of payment) of all of the Series A Preferred Stock and the liquidation preference or amount of the other Parity Dividend Stock then outstanding, respectively, bear to each other; or

                    (ii) permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase any Common Stock, Junior Dividend Stock, shares of the Series A Preferred Stock or Parity Dividend Stock, except to the same extent that the Corporation could purchase such shares pursuant to the foregoing clause (i).

                  Unless and until all unpaid dividends (other than Accrued Dividends) in respect of prior dividend payment periods on shares of the Series A Preferred Stock and any Parity Dividend Stock at the time outstanding have been paid in full, all dividends (other than Accrued Dividends) paid by the Corporation upon shares of the Series A Preferred Stock or Parity Dividend Stock shall be authorized pro rata with respect to all shares of the Series A Preferred Stock and Parity Dividend Stock then outstanding, so that the amounts of any dividends authorized on shares of the Series A Preferred Stock and on the Parity Dividend Stock shall in all cases bear to each other the same ratio that, at the time of the declaration, all unpaid dividends in respect of prior dividend payment periods on shares of the Series A Preferred Stock and the other Parity Dividend Stock, respectively, bear to each other.

                  4. Redemption at the Option of the Corporation. (a) Except as provided in this Section 4(a) and Section 4(b), shares of the Series A Preferred Stock shall not be redeemable at the election of the Corporation. From and after the date that is the third anniversary of the Original Issuance Date, the Corporation, at its option, may redeem within 45 days after a 200% Date (as defined below) shares of Series A Preferred Stock, in whole or in part, in the sole discretion of the Independent Directors, to the extent it has funds legally available therefor, at a redemption price in cash equal to 100% of the Liquidation Amount of each share of Series A Preferred Stock to be redeemed, plus an amount equal to the accumulated and unpaid dividends thereon (including Accrued Dividends), whether or not authorized, to the redemption date (any such date, a "Three Year Redemption Date"). No redemption shall be permitted pursuant to this Section 4(a) at any time during which the Common Stock is not listed on either the New York Stock Exchange (the "NYSE") or the National Association of Securities Dealers, Inc. Automated

Quotation System ("NASDAQ"). A "200% Date" shall be any date as of which the Closing Price of the Common Stock equals or exceeds 200% of the Conversion Price then in effect on at least 20 consecutive Trading Days immediately preceding such date and as of such date; provided that such 20 day period cannot begin prior to the third anniversary of the Original Issuance Date. "Trading Day" means a day on which securities are traded on the national securities exchange or quotation system or in the over-the-counter market used to determine Closing Prices for the Common Stock. "Closing Price" of the Common Stock on any day means the last reported per share sale price, regular way, of the Common Stock on such day, or, in case no such sale takes place on such day, the average of the reported closing per share bid and asked prices, regular way, of the Common Stock on such day, in each case on NASDAQ or, if the Common Stock is not quoted or admitted to trading on NASDAQ, on the principal national securities exchange or quotation system on which the Common Stock is listed or admitted to trading or quoted, or, if the Common Stock is not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing per share bid and asked prices of the Common Stock on such day in the over-the-counter market as reported by a generally accepted national quotation service or, if not so available in such manner, as furnished by any NYSE member firm selected from time to time by the Board of Directors of the Corporation for that purpose or, if not so available in such manner, as otherwise determined in good faith by the Independent Directors (whose good faith determination shall be conclusive and binding and described in a resolution of the Independent Directors).

          (b) From and after the date that is the fifth anniversary of the Original Issuance Date, the Corporation, at its option, may redeem shares of Series A Preferred Stock, in whole or in part, in the sole discretion of the Independent Directors, to the extent it has funds legally available therefor, at a redemption price in cash equal to 100% of the Liquidation Amount of each share of Series A Preferred Stock to be redeemed, plus an amount equal to the accumulated and unpaid dividends thereon (including Accrued Dividends), whether or not authorized, to the redemption date (any such date, a "Five Year Redemption Date;" each of the Three Year Redemption Date and the Five Year Redemption Date sometimes being referred to herein as the "Redemption Date").

          (c) Not less than 15 days nor more than 45 days (such date as fixed by the Board of Directors of the Corporation is referred to herein as the "Redemption Record Date") prior to the date fixed for any redemption of shares of the Series A Preferred Stock pursuant to this Section 4, a notice specifying the time and place of the redemption and the number of shares to be redeemed shall be given by overnight courier or by certified mail return receipt requested, to the holders of record on the Redemption Record Date of the shares of the Series A Preferred Stock to be redeemed at their respective addresses as the same shall appear on the books of the Corporation, calling upon each holder of record to surrender to the Corporation on the Redemption Date at the place designated in the notice such holder's certificate or certificates representing the number of shares specified in the notice of redemption, provided that the Corporation shall at all times maintain an office or agency in the City of New York for such purposes. Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice. On or after the Redemption Date, each holder of shares of Series A

Preferred Stock to be redeemed shall present and surrender such holder's certificate or certificates for such shares to the Corporation at the place designated in the redemption notice and thereupon the redemption price of the shares, and any accumulated and unpaid dividends thereon to the Redemption Date, shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

          (d) If a notice of redemption has been given pursuant to this Section 4 and, on or before the Redemption Date, the funds necessary for such redemption (including all dividends on the shares of Series A Preferred Stock to be redeemed, including Accrued Dividends, that will accumulate to the Redemption
Date) shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares of Series A Preferred Stock so called for redemption, then, notwithstanding that any certificates for such shares of Series A Preferred Stock have not been surrendered for cancellation, on the Redemption Date dividends shall cease to accumulate on the shares of the Series A Preferred Stock to be redeemed and the holders of such shares shall cease to be stockholders with respect to those shares, shall have no interest in or claims against the Corporation by virtue thereof and shall have no voting or other rights with respect thereto, except the conversion rights provided in subsection (e) of this Section 4 and Section 7 below and the right to receive the monies payable upon such redemption, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares of Series A Preferred Stock represented thereby shall no longer be outstanding. Subject to applicable escheat laws, any monies so set aside by the Corporation and unclaimed at the end of four years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the redemption price, without interest. Any interest accrued on funds so deposited shall belong to the Corporation and be paid thereto from time to time.

          (e) If a notice of redemption has been given pursuant to this Section 4 and any holder of shares of Series A Preferred Stock shall, prior to the close of business on the business day immediately preceding the Redemption Date, give written notice to the Corporation pursuant to Section 7 below of the conversion of any or all of the shares to be redeemed held by the holder, then such redemption shall not become effective as to such shares to be converted and such conversion shall become effective as provided in Section 7 below, whereupon any funds deposited by the Corporation for the redemption of such shares shall (subject to any right of the holder of such shares to receive the dividends payable thereon as provided in Section 7 below) immediately upon such conversion be returned to the Corporation or, if then held in trust by the Corporation, shall automatically and without further corporate action or notice be discharged from the trust.

          (f) In every case of redemption of fewer than all of the outstanding shares of the Series A Preferred Stock pursuant to this Section 4, the shares to be redeemed shall be selected pro rata among all holders of Series A Preferred Stock on the basis of the number of shares of Series A Preferred Stock owned by each such holder, provided that only whole shares shall be selected for redemption.

5.       Redemption at the Option of the Holder.

          (a) No holder of shares of Series A Preferred Stock shall have any right to require the Corporation to redeem any shares of Series A Preferred Stock prior to the earlier of (i) 10 years from the Original Issuance Date, (ii) a Change of Control, or (iii) the sale by the Corporation of all or substantially all of its assets (the "Optional Redemption Effective Date"). Thereafter, at any time following the Optional Redemption Effective Date, each holder of shares of Series A Preferred Stock shall have the right, at the sole option and election of such holder, to require the Corporation to redeem all or less than all of the shares of Series A Preferred Stock owned by such holder at a redemption price (the "Redemption Price") in cash equal to 100% of the Liquidation Amount of each share of Series A Preferred Stock to be redeemed, plus an amount equal to the accumulated and unpaid dividends thereon (including Accrued Dividends), whether or not authorized, to the redemption date.

          (b) The holder of any shares of Series A Preferred Stock may exercise such holder's right to require the Corporation to redeem such shares by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose (provided that the Corporation shall at all times maintain an office or agency in the City of New York for such purposes), certificates representing the shares of Series A Preferred Stock to be redeemed, accompanied by a written notice stating that such holder elects to require the Corporation to redeem all or less than all of such shares in accordance with the provisions of this Section 5(b), which notice may specify an account for delivery of the Redemption Price.

          (c) Within fifteen (15) days after the surrender of such certificates, the Corporation shall pay to the holder of the shares being redeemed the Redemption Price therefor. Such payment shall be made by wire transfer of immediately available funds to an account designated by such holder.

          (d) Subject to Section 5(e), such redemption shall be deemed to have been made at the close of business on the date of the receipt of such notice and of such surrender of the certificates representing the shares of the Series A Preferred Stock to be redeemed, the shares so redeemed shall no longer be deemed outstanding, the rights to receive dividends thereon shall cease from and after the date of redemption designated in the notice of redemption, and the rights of the holder thereof, except for the right to receive the Redemption Price therefor in accordance herewith, shall cease on such date of receipt and surrender.

          (e) In the event that the Redemption Price is not paid when due in accordance with Section 5(c) hereof, then, in addition to any other rights that may otherwise be available to holders of Series A Preferred Stock pursuant to the terms of the Series A Preferred Stock or the Charter, and notwithstanding
Section 5(d) or any provision of the Charter to the contrary, (1) all shares of the Series A Preferred Stock redeemed pursuant to Section 5(d) shall be reissued or returned (as applicable) to all holders who exercised their option to redeem such shares, and the right to receive dividends (including Accrued Dividends) thereon and all other rights of the holder thereof shall be deemed to have continued as if such redemption had not occurred and (2) provided that the aggregate Redemption Price then due shall equal at least $30 million, the total number of directors of the Corporation shall increase by such number of directors as will be required to enable the holders of Series A Preferred Stock to elect a majority of the directors on the Board of Directors of the Corporation (the "Default Number"), and the holders of Series A Preferred Stock, voting together as a single class, shall by affirmative vote of holders of a plurality of the total number of shares of Series A Preferred Stock voting thereon, be entitled to elect, at a meeting of such stockholders or by written consent in lieu thereof, to the Board of Directors of the Corporation the Default Number of directors (the "Redemption Default Directors") (which directors shall be in addition to, and not in lieu of, any directors such holders may otherwise be entitled to elect pursuant to the terms of the Series A Preferred Stock and which directors shall each be required to satisfy any applicable qualifications existing under applicable law and shall be entitled to all rights of voting and participation as are directors of the Corporation generally), and shall be entitled exclusively, by affirmative vote of holders of a majority of the total number of shares of Series A Preferred Stock then outstanding or by written consent in lieu thereof, at any time to remove any director so elected. Any other provision of the terms of the Series A Preferred Stock or the Charter or Bylaws of the Corporation notwithstanding, no Redemption Default Director may be removed except in the manner provided for in this paragraph. Vacancies among the Redemption Default Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled at any time, but only by the affirmative vote of holders of a plurality of the total number of shares of Series A Preferred Stock voting thereon, voting together as a single class, or by written consent in lieu thereof, and any director so chosen shall hold office for a term expiring on the date the term of office of the director such newly-elected director shall have replaced would have expired. At any time during which the holders of Series A Preferred Stock are entitled to elect Redemption Default Directors, in the event the Corporation pays in cash the aggregate Redemption Price owed by it pursuant to Section 5(a), then the term of any Redemption Default Director then in office shall terminate as of the time such payment is made, and the total number of directors of the Corporation shall decrease by the number of Redemption Default Directors then in office whose term shall have terminated and the holders of Series A Preferred Stock shall cease to have any rights hereunder to elect Redemption Default Directors, in each case, unless and until one or more of the conditions specified above shall recur. In addition, for so long as the holders of Series A Preferred Stock have rights to elect Redemption Default Directors, the holders shall have the rights set forth in Section Twelfth of the Charter.

          6. Liquidation; Change of Control. (a) In the event of any voluntary or involuntary liquidation (complete or partial), dissolution or winding-up of the affairs of the Corporation, the holders of the Series A Preferred Stock shall be entitled to receive an amount in cash equal to the greater of (the "Greater Amount") (i) $26.00 per share (the "Liquidation Amount") (subject to adjustment for any stock dividend, subdivision, combination or reclassification or similar event affecting the Series A Preferred Stock) plus an amount equal to the accumulated and unpaid dividends thereon (including Accrued Dividends), whether or not authorized, from the Original Issuance Date to the payment date and (ii) the product of (A) the price of the Common Stock (calculated as the average of the daily Closing Prices for the Common Stock for the five consecutive Trading Days selected by the Board of Directors of the Corporation commencing not more than 20 Trading Days before, and ending not later than the date of such liquidation, dissolution, or winding-up) and (B) the number of shares of Common Stock such holders would be entitled to receive upon conversion of such Series A Preferred Stock in accordance with the provisions of Section 7.

          (b) In the event of any voluntary or involuntary liquidation (complete or partial), dissolution or winding-up of the Corporation, the holders of shares of Series A Preferred Stock (i) shall not be entitled to receive the Greater Amount of the shares held by them until payment in full or provision has been made for the payment of all claims of creditors of the Corporation and the liquidation preference of any class or series of stock ranking senior to the Series A Preferred Stock with respect to redemption rights and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation ("Senior Liquidation Stock" and, together with the Senior Dividend Stock, the "Senior Stock"), plus accumulated and unpaid dividends thereon, if any, whether or not authorized, to the payment date, shall have been paid in full and (ii) shall be entitled to receive the Greater Amount of such shares held by them, in preference to and in priority over any distributions upon the Common Stock and any other series or class of the Corporation's stock that ranks junior to the Series A Preferred Stock as to redemption rights and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation ("Junior Liquidation Stock" and, together with the Junior Dividend Stock, the "Junior Stock"). Upon payment in full of the Greater Amount to which the holders of shares of the Series A Preferred Stock are entitled, the holders of shares of the Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Corporation. Subject to clause (i) above, if the assets of the Corporation are not sufficient to pay in full the Greater Amount payable to the holders of shares of the Series A Preferred Stock and the liquidation preference payable to the holders of any series or class of the Corporation's stock, outstanding on the date hereof or hereafter issued, that ranks on a parity with the Series A Preferred Stock as to redemption rights and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation ("Parity Liquidation Stock" and, together with the Parity Dividend Stock, the "Parity Stock"), the holders of all such shares shall share ratably in proportion to the full respective preferential amounts payable on such shares in any distribution.

          (c) For the purposes of this Section 6, neither the sale of all or substantially all of the assets of the Corporation nor the consolidation or merger of the Corporation with or into any other entity, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless (i) such sale, consolidation or merger shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation (in which event the holders of the Series A Preferred Stock shall be entitled to receive the Greater Amount per share held by them) or (ii) a Change of Control (as defined below) shall occur (in which case, the holders of the Series A Preferred Stock shall, if they so request in writing, subject to the third and fourth sentence of this Section 6(c), be entitled to receive the Liquidation Amount per share plus accumulated and unpaid dividends, including Accrued Dividends, thereon to the payment date). In the event of a Change of Control, the Corporation shall, not less than 30 days nor more than 60 days prior thereto, by overnight courier or certified mail return receipt requested, give notice thereof to the holders of the Series A Preferred Stock at their addresses as they appear on the books of the Corporation (which notice shall specify that the holders who desire to convert must satisfy the requirements for conversion contained in Section 7 hereof and shall set forth the Conversion Price) and shall comply with the provisions of Section 7. Each holder of shares of Series A Preferred Stock shall within 10 days of receipt of such notice give written notice to the Company that such holder wishes to receive the Liquidation Amount per share plus accumulated and unpaid dividends thereon to the payment date. Any holder who fails to give such notice shall be deemed to have elected to retain its shares of Series A Preferred Stock. The Corporation shall not consummate a Change of Control without adequately assuring the holders of the Series

A Preferred Stock the right to receive the amounts such holders are entitled to pursuant to this Section 6(c) as of such date in accordance with applicable law.

          (d) A "Change of Control", with respect to any person, means the occurrence of any of the following:

                    (i) The acquisition by any person or group of persons of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, as amended) (other than
          (x) the Corporation or a Subsidiary (as defined in that certain Preferred Stock Purchase Agreement by and among the Corporation and the Purchasers listed therein, dated November 28, 2000 (the "Purchase Agreement")) of the Corporation in connection with the Offer (as defined in the Purchase Agreement) or (y) the holders of the Series A Preferred Stock or their respective Affiliates (as defined in the Purchase Agreement)) of 50% or more of either (1) the then outstanding shares of Common Stock of the person (the "Outstanding Company Common Stock") or (2) the combined voting power of the then outstanding voting securities of the person entitled to vote generally in the election of directors of such person (the "Outstanding Company Voting Securities"); provided, however, that any acquisition by any person pursuant to a transaction that complies with clauses (1), (2) and (3) of paragraph (iii) of this definition shall not be a Change of Control; or

                    (ii) Individuals who, as of the date hereof, constitute the Board of Directors of the Corporation or other similar governing body of such person or, with respect to any person organized or formed after the date hereof, the individuals who constitute members of such body at its first meeting (the "Incumbent Board") (it being understood that any members of the Board of Directors of the Corporation elected by the holders of the Series A Preferred Stock are members of the Incumbent Board) cease for any reason to constitute at least a majority of the Board of Directors of the Corporation or other similar governing body of such person; provided, however, that any individual becoming a director, or having similar management supervisory functions (for purposes of this definition, a "director") subsequent to the date hereof or date of such meeting whose election, or nomination for election by such person's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board of such person; or

                    (iii) Consummation of a reorganization, merger or consolidation, sale or other disposition of all or substantially all of the assets or shares of such person, or consummation of any acquisition by such person or any of its Subsidiaries, or any transaction similar to any of the foregoing (a "Business Combination"), in each case, unless, following such Business Combination, (1) all or substantially all of the persons who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities of the applicable person immediately prior to such Business Combination beneficially own, directly or indirectly, a majority or more of, respectively, the then Outstanding Company Common Stock and the then Outstanding Company Voting Securities, as the case may be, of the person resulting from such Business Combination (including a person which as a result of such transaction owns the applicable person or all or substantially all of the applicable person's assets either directly or through one or more Subsidiaries) (such resulting person, a "Resulting Corporation") in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities of the applicable person, as the case may be, (2) no person or group of persons or their affiliates (excluding any Resulting Corporation and any holder of shares of Series A Preferred Stock or Affiliate thereof) beneficially owns, directly or indirectly, 50% or more of, respectively, the then Outstanding Company Common Stock of the Resulting Corporation or the then Outstanding Company Voting Securities of the Resulting Corporation, and (3) at least a majority of the members of the board of directors or other similar governing body of the Resulting Corporation were members of the Incumbent Board or were approved by a majority of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board or other similar governing body, providing for such Business Combination; or

                    (iv) Approval by the shareholders of such person of a complete liquidation or dissolution of such person.

          7. Conversion. (a) Holders of shares of Series A Preferred Stock may, at any time after the Original Issuance Date, convert shares of Series A Preferred Stock, unless previously redeemed, into a number of shares of Common Stock calculated by dividing, for each share of Series A Preferred Stock to be converted, (1) the Liquidation Amount thereof, plus an amount equal to the accumulated and unpaid dividends thereon (including Accrued Dividends), whether or not authorized, to the Conversion Date (as defined below) by (2) $26.00, subject to adjustment as described in Section 7(f) (the "Conversion Price"). If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same record holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. In the case of shares of Series A Preferred Stock called for redemption, conversion rights shall (subject to Section 5(e)) expire at the close of business on the business day immediately preceding the Redemption Date. The holders of shares of Series A Preferred Stock that convert such shares into shares of Common Stock shall be entitled to receive (i) any unpaid dividends (including Accrued Dividends) accumulating through the Conversion Date, if a Conversion Notice (as defined below) is delivered by such holders on or after a Dividend Payment Date and before the next succeeding Dividend Payment Record Date or (ii) the dividend payable on (plus Accrued Dividends to) the subsequent Dividend Payment Date, if a Conversion Notice is delivered by such holders on or after a Dividend Payment Record Date and prior to the subsequent Dividend Payment Date, which amount (in each case (i) and (ii)) shall be included in the Liquidation Amount to be converted.

          (b) Any holder of shares of Series A Preferred Stock electing to convert the shares or any portion thereof in accordance with Section 7(a) above shall give written notice (a "Conversion Notice") to the Corporation (which notice may be given by facsimile transmission) that such holder elects to convert the same and shall state therein the number of shares of Series

A Preferred Stock to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Promptly thereafter, the holder shall surrender the certificate or certificates of shares of Series A Preferred Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for such shares, or at such other place designated by the Corporation, provided that the Corporation shall at all times maintain an office or agency in the City of New York for such purposes. The Corporation shall, within three business days of receipt of such Conversion Notice, issue and deliver to or upon the order of such holder, against delivery of the certificates representing the shares of Series A Preferred Stock that have been converted, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled (in the number(s) and denomination(s) designated by such holder), and the Corporation shall deliver to such holder a certificate or certificates for the number of shares of Series A Preferred Stock that such holder has not elected to convert. The conversion right with respect to any shares of Series A Preferred Stock shall be deemed to have been exercised at the date upon which the Conversion Notice is received by the Corporation (the "Conversion Date") and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock upon that date; provided, however, that nothing in this sentence shall relieve the Corporation of its obligation to deliver to the person or persons entitled to receive the Common Stock issuable upon conversion certificates therefor (and the payment required by Section 7(d), if applicable), or its obligation, if any, to pay any dividends accumulating after the Conversion Date pursuant to Section 3(a)(iii) above.

          (c) No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred Stock. Instead of any fractional share of Common Stock otherwise issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Closing Price (determined as set forth in Section 4(a) hereof) of the Common Stock on the Conversion Date.

          (d) If a holder converts shares of Series A Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon the conversion or due upon the issuance of a new certificate or certificates for any shares of Series A Preferred Stock not converted. The holder, however, shall pay any such tax that is due because any such shares of the Common Stock or of the Series A Preferred Stock are issued in a name other than the name of the holder.

          (e) The Corporation shall at all times keep reserved out of its authorized but unissued Common Stock a sufficient number of shares of Common Stock to permit the conversion of all of the then-outstanding shares of Series A Preferred Stock. For the purposes of this Section 7(e), the full number of shares of Common Stock then issuable upon the conversion of all then-outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all outstanding shares of Series A Preferred Stock were held by a single holder. The Corporation shall from time to time, in accordance with the laws of the State of Maryland and its Charter, increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all shares of Series A Preferred Stock at the time outstanding. All shares of Common Stock issued upon conversion of the shares of Series A Preferred Stock shall be validly issued, fully paid, nonassessable and free and clear of (i) any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), restriction or other security interest of any kind or nature whatsoever (collectively, "Liens"), other than any such Liens imposed by the holder to whom such shares are issued or such person's creditors and (ii) any preemptive or other similar rights.

          (f) The Conversion Price shall be subject to adjustment as follows:

                    (i) In case the Corporation shall (A) pay a dividend on any class of its stock in shares of any class of Common Stock, (B) subdivide the outstanding shares of any class of Common Stock into a greater number of shares or (C) combine the outstanding shares of any class of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior thereto shall be adjusted by multiplying the Conversion Price at which the shares of Series A Preferred Stock were theretofore convertible by a fraction of which the denominator shall be the number of shares of Common Stock outstanding immediately following such action and of which the numerator shall be the number of shares of Common Stock outstanding immediately prior thereto. Such adjustment shall be made whenever any event listed above shall occur and shall become effective retroactively immediately after the record date in the case of a dividend and immediately after the effective date in the case of a subdivision or combination.

                    (ii) In case the Corporation shall issue rights or warrants to any person (including holders of its Common Stock) entitling such person or persons to subscribe for or purchase shares of Common Stock at a price per share less than the Applicable Price (as defined below) on the date of issuance, or in case the Corporation shall issue to any person (including holders of its Common Stock) other securities convertible into or exchangeable for Common Stock for a consideration per share of Common Stock deliverable upon conversion or exchange thereof less than the Applicable Price on the date of issuance, then the Conversion Price in effect immediately prior thereto shall be adjusted as provided below so that the Conversion Price therefor shall be equal to the price determined by multiplying (A) the Conversion Price at which shares of Series A Preferred Stock were theretofore convertible by (B) a fraction of which (x) the denominator shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance of the convertible or exchangeable securities, rights or warrants and (2) the number of additional shares of Common Stock offered for subscription or purchase, or issuable upon such conversion or exchange, and (y) the numerator shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance of such convertible or exchangeable securities, rights or warrants and (2) the number of additional shares of Common Stock which the aggregate offering price of the shares of Common Stock so offered would purchase at the Applicable Price. Such adjustment shall be made whenever such convertible or exchangeable securities, rights or warrants are issued, and shall become effective immediately after the date of issuance of such securities. In the event the price per share of Common Stock deliverable upon exercise of any outstanding right or warrant to purchase or subscribe for Common Stock, or upon conversion or exchange of any securities convertible into or exchangeable for shares of Common Stock, is adjusted or amended to an amount less than the Applicable Price as of the date of such adjustment or amendment, then the Conversion Price in effect immediately prior thereto shall be adjusted as provided in the immediately preceding sentence as if such right, warrant or convertible or exchangeable security were newly issued by the Corporation on the date of such adjustment or amendment. The foregoing notwithstanding, upon the expiration of any right or warrant to purchase Common Stock, the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section 7(f)(ii), if any such right or warrant shall expire and shall not have been exercised, the Conversion Price shall be recomputed immediately upon such expiration and effective immediately upon such expiration shall be increased to the price it would have been (but reflecting any other adjustments to the Conversion Price made pursuant to the provisions of this Section 7(f) after the issuance of such rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants. No further adjustment shall be made upon exercise of any right, warrant, convertible security or exchangeable security if any adjustment shall have been made upon issuance of such security. As used herein, (A) "Applicable Price" shall mean the Conversion Price or, if at any time the condition in clause (i) or (ii) of Section 10(a) is not satisfied and there are not on the Board of Directors of the Corporation Redemption Default Directors elected by the holders of the Series A Preferred Stock in accordance with Section 5(e), the Current Market Price, and
          (B) "Current Market Price" for a given date, with respect to any share of Common Stock, shall mean the average of the Closing Prices of such share (if available, as reported in The Wall Street Journal or other reputable financial news source) for the 20 consecutive Trading Days immediately preceding such date; provided, however, that with respect to options issued pursuant to duly adopted stock option or other plans of the Corporation under which options to purchase stock of the Corporation may be issued to employees or directors of the Corporation or of affiliates under the Corporation's control ("Corporation Option Plans"), each reference to "Current Market Price" in this subsection
          (ii) shall be deemed to be a reference to the current market price or fair market value of the Common Stock or similar concept, if any, as such term or concept is used in the applicable Corporation Option Plan for determining the fair market value of such stock at the time of grant.

                    (iii) [Intentionally omitted]

                    (iv) In case the Corporation shall purchase, redeem or otherwise acquire any shares of Common Stock at a price per share greater than the Applicable Price on the date of such event, or in case the Corporation shall purchase, redeem or otherwise acquire other securities convertible into or exchangeable for Common Stock for a consideration per share of Common Stock into which such security is convertible or exchangeable greater than the Applicable Price on the date of such event, then the Conversion Price in effect immediately prior thereto shall be adjusted as provided below so that the Conversion Price therefor shall be equal to the price determined by multiplying (A) the Conversion Price at which shares of Series A Preferred Stock were theretofore convertible by (B) a fraction of which (x) the denominator shall be the Applicable Price immediately prior to such event, and (y) the numerator shall be the result of dividing: (1) (x) the product of (aa) the number of shares of Common Stock outstanding on a fully-diluted basis and (bb) the Applicable Price, in each case immediately prior to such event, minus (y) the aggregate consideration paid by the Company in such event (plus, in the case of securities convertible into or exchangeable for Common Stock, the aggregate additional consideration to be paid to the Company upon exercise, conversion or exchange), by
          (2) the number of shares of Common Stock outstanding on a fully-diluted basis immediately after such event. Such adjustment shall be made whenever such Common Stock is issued or sold, and shall become effective immediately after the issuance or sale of such securities; provided, however, that no adjustment shall be made pursuant to this subsection (iv) if holders of a majority of the Series A Preferred Stock, voting separately as a class, consent in advance to the event that would otherwise give rise to such adjustment occurring without such Conversion Price adjustment.

                    (v) In case the Corporation shall issue or sell any shares of Common Stock at a price per share below the Applicable Price on the date the Corporation commits or agrees to such sale or issuance, then the Conversion Price in effect immediately prior thereto shall be adjusted as provided below so that the Conversion Price therefor shall be equal to the price determined by multiplying (A) the Conversion Price at which shares of Series A Preferred Stock were theretofore convertible by (B) a fraction of which (x) the denominator shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance or sale of such shares of Common Stock and (2) the number of additional shares of Common Stock offered for sale or subject to issuance, and (y) the numerator shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance or sale of such shares of Common Stock and (2) the number of additional shares of Common Stock which the aggregate offering price of the number of shares of Common Stock so offered or issued would purchase at the Applicable Price. Such adjustment shall be made whenever such Common Stock is issued or sold, and shall become effective immediately after the issuance or sale of such securities; provided, however, that the provisions of this subparagraph shall not apply to (1) shares of Common Stock issued upon conversion of shares of Series A Preferred Stock, (2) shares of Common Stock issued upon conversion of options issued or granted pursuant to Corporation Option Plans, or (3) shares of Common Stock issued in a bona fide public offering to or through a nationally recognized investment banking firm in which affiliates (as defined in the rules of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended) of the Corporation (other than the Purchasers (as defined in the Purchase Agreement) and persons controlling the Purchasers) purchase less than 10% of the shares sold in such offering.

                    (vi) No adjustment in the Conversion Price shall be required unless the adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided, however, that any adjustments that by reason of this Section 7(f)(vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 7(f) shall be made to the nearest cent.

                    (vii) In the event that at any time the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of the Common Stock, thereafter the number of such other shares so receivable upon conversion of any share of Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 7(f), and the other provisions of this Section 7 with respect to the Common Stock shall apply on like terms to any such other shares.

                    (viii) Whenever the Conversion Price is adjusted, as herein provided, the Corporation shall promptly file with the transfer agent for the Series A Preferred Stock, if any, a certificate of an officer of the Corporation setting forth the Conversion Price after the adjustment and setting forth a brief statement of the facts requiring such adjustment and a computation thereof (each, a "Conversion Certificate") and promptly thereafter the Corporation shall cause a notice of the adjusted Conversion Price to be mailed to each registered holder of shares of Series A Preferred Stock; provided that if there is no transfer agent for the Series A Preferred Stock, then the Corporation shall promptly send a copy of the Conversion Certificate to each holder of record by overnight courier or by certified mail, return receipt requested.

                    (ix) In case of any reclassification of the Common Stock, any consolidation of the Corporation with, or merger of the Corporation into, any other entity, any merger of another entity into the Corporation (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which share exchange the Common Stock is converted into other securities, cash or other property (each such transaction, a "Fundamental Change"), then lawful provision shall be made as part of the terms of such transaction whereby the holder of each share of Series A Preferred Stock outstanding immediately prior thereto shall have the right thereafter, during the period such share of Series A Preferred Stock shall be convertible, to convert such share into the kind and amount of securities, cash and other property receivable upon the reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock of the Corporation into which a share of Series A Preferred Stock would have been convertible immediately prior to the reclassification, consolidation, merger, sale, transfer or share exchange. The Corporation, the person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such rights and such rights shall be clearly provided for in the definitive transaction documents relating to such transaction, and the Corporation agrees that it will not be a party to or permit such Fundamental Change to occur unless such provisions are so made as a part of the terms thereof. The certificate or articles of incorporation or other constituent document shall provide for adjustments, which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7. The provisions of this Section 7(f)(ix) shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

                    (x) In the event any Merger Event (as defined below) is proposed or the Corporation enters into any agreement providing for a Merger Event, and the fair market value of the cash, securities and other property to be received by holders of shares of Common Stock for each share of Common Stock held, or into which shares of Common Stock are to be converted in such event (the "Merger Event Consideration"), is less than the Conversion Price then in effect, then each holder of shares of Series A Preferred Stock may elect to cause all of such holder's shares of Series A Preferred Stock to be converted into shares of Common Stock effective immediately prior to the Merger Event on the basis of an adjusted Conversion Price equal to 99% of the fair market value of the Merger Event Consideration. The Corporation shall not engage in any Merger Event or permit any Merger Event to occur unless not less than 30 days prior to the proposed date of such Merger Event the Corporation shall have sent, by overnight courier or certified mail return receipt requested, a notice to each holder of Series A Preferred Stock at such holder's address as it appears on the stock books of the Corporation, which notice shall: (i) describe the contemplated Merger Event and indicate the date on which the Merger Event is expected to be consummated; (ii) state the Merger Event Consideration; (iii) inform such holders of their right to effect a conversion pursuant to and in accordance with this subsection in connection with the proposed Merger Event; and (iv) state that holders electing not to convert pursuant to this subsection shall have the rights set forth in subsection (ix) above. The term "Merger Event" shall mean (1) any consolidation of the Corporation with, or merger of the Corporation into, any other entity,
          (2) any merger of another entity into the Corporation (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of any class of Common Stock of the Corporation), (3) any sale or transfer of all or substantially all of the assets of the Corporation or (4) any compulsory share exchange pursuant to which share exchange the Common Stock is to be converted into other securities, cash or other property, except, in each of cases (1) - (4), for any such event in which the consideration to be received by holders of Common Stock consists solely of shares of common stock of the acquiring or surviving corporation of such event, which common stock is listed or admitted to trading or quoted on the NYSE, the American Stock Exchange or NASDAQ. For purposes of this subsection (x), the fair market value of any securities for which a current market price (calculated in the same manner, mutatis mutandis, as set forth in the definition of Current Market Price in Section 7(f)(ii) with respect to the Common Stock) is ascertainable shall be the current market price for such security as of the relevant date, and the fair market value of all other securities and all other assets or property shall be determined in good faith by the Board of Directors of the Corporation.

                    (xi) If any event occurs as to which the foregoing provisions of this Section 7(f) are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board of Directors of the Corporation, fairly protect the conversion rights of the Series A Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors of the Corporation shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board of Directors of the Corporation, to protect such conversion rights as aforesaid, but in no event shall any such adjustment have the effect of increasing the Conversion Price, or otherwise adversely affect the holders.

          (g) The Independent Directors may make such reductions in the Conversion Price, in addition to those required by the foregoing paragraphs, as it considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. The Independent Directors from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least 20 days and if the reduction is irrevocable during the period. Whenever the Conversion Price is reduced pursuant to either of the two preceding sentences, the Corporation shall mail to holders of record of the Series A Preferred Stock a notice of the reduction at least 15 days before the date the reduced Conversion Price takes effect, stating the reduced Conversion Price and the period it will be in effect. A voluntary reduction of the Conversion Price does not change or adjust the Conversion Price otherwise in effect for purposes of paragraph 7(f) above.

          8. Status of Shares. All shares of the Series A Preferred Stock that are at any time redeemed pursuant to Sections 4 or 5 or converted pursuant to
Section 7 and all shares of the Series A Preferred Stock that are otherwise reacquired by the Corporation shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series, subject to reissuance by the Board of Directors of the Corporation as shares of any one or more other classes or series.

          9. Voting Rights. (a) For so long as any shares of the Series A Preferred Stock are outstanding, each share of Series A Preferred Stock shall entitle the holder thereof to notice of, to attend and to vote at, in person or by proxy, any special or annual meeting of stockholders, on all matters entitled to be voted on by holders of Common Stock and any other series or class of Voting Stock (as defined in Section 9(d)) voting together as a single class (except as set forth in Sections 9(b) and 10) with all other shares entitled to vote thereon. With respect to any such vote, each share of Series A Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted its shares of Series A Preferred Stock into shares of Common Stock, as of the record or other applicable date for determining the stockholders of the Corporation eligible to vote on any such matters.

          (b) For so long as any shares of Series A Preferred Stock are outstanding, in addition to any vote or consent of stockholders required by law or by the Charter, the affirmative vote, given in person or by proxy at any meeting called for such purpose, or written consent, of the holders of at least a majority of the Series A Preferred Stock at any time issued and outstanding, acting as a single class, shall be necessary for effecting, entering into, engaging in or approving:

                    (i) any reclassification of the Series A Preferred Stock or any amendment, alteration or repeal (including as a result of a merger or consolidation involving the Corporation or otherwise by operation of law) of any provision of the Corporation's Charter or Bylaws, which adversely affects the dividend or liquidation preferences, voting powers or other rights of the holders of the Series A Preferred Stock;

                    (ii) the authorization or creation of, or the increase in the authorized amount of, or the issuance of any shares of any class or series of (or the reclassification of any securities into) securities of the Corporation ranking senior to or on a par with the Series A Preferred Stock with respect to distributions or rights on liquidation, or any security convertible into or exercisable for or otherwise representing the right to acquire any such securities or any derivative or similar securities representing any of the foregoing;

                    (iii) any issuance of shares of Common Stock at a price equal to or less than $26 per share of Common Stock, appropriately adjusted to reflect any changes in the capitalization of the Corporation after the date hereof as determined in good faith by the Board of Directors of the Corporation, or of securities convertible into or exchangeable for, or otherwise representing the right to acquire, Common Stock for a consideration per share of Common Stock deliverable upon conversion, exchange or exercise thereof equal to or less than $26 per share of Common Stock (appropriately adjusted as described above) based on the initial consideration paid for such convertible, exchangeable or exercisable security; and

                    (iv) the declaration, payment or making of any dividend or other distribution (in cash, property or obligations) in respect of any shares of stock of the Corporation other than dividends on the Series A Preferred Stock and the Regular Quarterly Dividends in cash (appropriately adjusted to reflect changes in the Common Stock after the date hereof as determined in good faith by the Board of Directors of the Corporation); provided that the Board of Directors of the Corporation may without a vote of the holders of the Series A Preferred Stock nominally increase the Regular Quarterly Dividend above $0.065; and provided, further, that such nominal increase is done in a manner consistent with past practice.

          (c) In connection with any right to vote pursuant to Section 9(b), each holder of shares of Series A Preferred Stock shall have one vote for each share held.

          (d) The term "Voting Stock" means any class or classes of stock, or securities convertible into or exchangeable for any class of stock, of the Corporation pursuant to which the holders thereof have the general power under ordinary circumstances to vote with respect to the election of at least a majority of the Board of Directors of the Corporation, irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

          10. Board Representation. (a) For as long as (i) shares of Series A Preferred Stock entitling the holders thereof to cast an aggregate of at least 90% of the votes that can be cast by the holders of Series A Preferred Stock pursuant to Section 9(a) hereof as of the Original Issuance Date are outstanding, the holders thereof shall be entitled to elect, at a meeting of such stockholders or by written consent in lieu thereof, at least one half of the members of the Board of Directors of the Corporation, (ii) shares of Series A Preferred Stock entitling the holders thereof to cast an aggregate of at least 50% of the votes that can be cast by the holders of Series A Preferred Stock pursuant to Section 9(a) as of the Original Issuance Date hereof are outstanding, the holders thereof shall be entitled to elect, at a meeting of such stockholders or by written consent in lieu thereof, at least 40% of the members of the Board of Directors of the Corporation, (iii) shares of Series A Preferred Stock entitling the holders thereof to cast an aggregate of at least 25% of the votes that can be cast by the holders of Series A Preferred Stock pursuant to Section 9(a) as of the Original Issuance Date hereof are outstanding, the holders thereof shall be entitled to elect, at a meeting of such stockholders or by written consent in lieu thereof, at least one quarter of the members of the Board of Directors of the Corporation, or (iv) shares of Series A Preferred Stock entitling the holders thereof to cast an aggregate of at least 10% of the votes that can be cast by the holders of Series A Preferred Stock pursuant to Section 9(a) as of the Original Issuance Date hereof are outstanding, the holders thereof shall be entitled to elect, at a meeting of such stockholders or by written consent in lieu thereof, at least one member of the Board of Directors of the Corporation; provided, however, that each voting requirement in clauses (i) through (iv) shall be appropriately adjusted to reflect any changes in the Common Stock after the date hereof. A plurality of all votes cast by holders of the Series A Preferred Stock at a meeting at which a quorum is present shall be sufficient to elect a director pursuant to this
Section 10. As long as at least 10% of the votes that can be cast by the holders of Series A Preferred Stock pursuant to Section 9(a) as of the Original Issuance Date hereof are outstanding, each committee of the Board of the Corporation, the board of directors of any Subsidiary of the Corporation and each committee of any such Subsidiary's board of directors shall include a proportionate number of directors nominated by the holders of Series A Preferred Stock.

          (b) As long as the condition in either clause (i) or clause (ii) of
Section 10(a) is satisfied, the Corporation shall not, and shall not permit any of its Subsidiaries to, without the consent of the majority of the directors elected by the holders of Series A Preferred Stock in accordance with either of such clauses, effect or validate any of the following:

                    (i) any authorization or issuance, reclassification, repurchase, redemption or other acquisition of any of its equity securities or any rights, warrants, options or other securities exercisable for, convertible into or otherwise carrying the right to acquire any equity securities, or any derivative or similar securities with respect to any of the foregoing;

                    (ii) any issuance or incurrence of (or agreement to issue or incur, including by way of an acquisition of any entity, or any merger, business combination or similar transaction or as a result of any amendment to any indenture, credit agreement or other similar instrument) Debt (as defined below) if, after giving effect thereto, the Corporation's Debt would be greater than $25 million, on a consolidated basis;

                    (iii) the liquidation, dissolution, winding up or reorganization of the Corporation;

                    (iv) any transaction or series of related transactions involving a Change of Control (without reference to the exceptions in clauses (1), (2) and (3) of paragraph (iii) of the definition of such term) or the sale of all or substantially all of the equity or assets of the Corporation, or any acquisition, disposition or other business combination transaction (or series of transactions) involving consideration in an amount greater than $20 million in the aggregate (including without limitation (x) the purchase price paid or to be paid in connection with such transaction (whether pursuant to lump sum payments, future payments, earn-out payments or combinations thereof, with any future payments discounted to present value) and (y) any and all liabilities which are assumed or to be assumed in connection with such transaction);

                    (v) any amendment to the Corporation's Charter or Bylaws;

                    (vi) the removal or replacement of, or the establishment of the level or form of compensation payable to, the Corporation's Chief Executive Officer, Chief Operating Officer or Chief Financial Officer.

          (c) Any directors elected by the holders of Series A Preferred Stock pursuant to Section 10(a) (the "Designated Directors") shall be entitled to all rights of voting and participation as are directors of the Corporation generally. The holders of the Series A Preferred Stock shall be entitled exclusively, by affirmative vote of holders of a majority of the total number of shares of Series A Preferred Stock then outstanding or by written consent in lieu thereof, at any time to remove any Designated Director (provided that the Independent Directors shall, to the extent permitted by applicable law, have the right to remove, but not replace, any Designated Director who has been convicted of a felony involving moral turpitude or has been found by a court or other governmental authority having competent jurisdiction to have engaged in material willful misconduct). Any other provision of the terms of the Series A Preferred Stock or the Charter or Bylaws of the Corporation notwithstanding, no Designated Director may be removed except in the manner provided for in this Section 10(c). Vacancies among the Designated Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled at any time, but only by the affirmative vote of holders of a plurality of the total number of shares of Series A Preferred Stock cast, voting at a meeting together as a single class, or by a majority of the total number of shares of Series A Preferred Stock then outstanding acting by written consent in lieu thereof, and any director so chosen shall hold office for a term expiring on the date the term of office of the director such newly-elected director shall have replaced would have expired.

          (d) For purposes of this Section 10, "Debt" shall mean, with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent, and without duplication, (i) every obligation of such person for money borrowed; (ii) every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person; (iv) every obligation of such person issued or assumed as the deferred purchase price of property or services but excluding trade accounts payable; (v) every capital lease obligation of such person; (vi) all indebtedness of such person, whether incurred on or prior to the Original Issuance Date or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; (vii) every other liability or obligation of such person but excluding trade accounts payable; and
(viii) every obligation of the type referred to in clauses (i) through (vii) of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise.

          11. Preemptive Rights. Holders of the Series A Preferred Stock shall have the preemptive rights as set forth in Article Seventh of the Charter.

          12. Notice of Certain Events. The holders of shares of the Series A Preferred Stock will be entitled to receive written notice of any liquidation, Change of Control or redemption and shall be given an opportunity to convert their Series A Preferred Stock immediately prior to any such liquidation, Change of Control or redemption in the manner specified above, if so specified, or if not so specified, in such a manner as is reasonably likely to give the holders such an opportunity.

          SECOND: The shares of Series A Preferred Stock have been classified and designated by the Board of Directors of the Corporation under the authority contained in the Charter.

          THIRD: These Articles Supplementary have been approved by the Board of Directors of the Corporation in the manner and by the vote required by law.

                  FOURTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

                  IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this 15th day of May, 2001.



ATTEST:                                     STRAYER EDUCATION, INC.





/s/ Steven A. McArthur                      By: /s/ Robert S. Silberman   (SEAL)
---------------------------------           -----------------------------
Name: Steven A. McArthur                    Name: Robert S. Silberman
Title:   Secretary                          Title:   President and Chief
                                            Executive Officer